UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(D) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2002

Commission file number 0-21888

PETsMART, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3024325 (I.R.S. Employer Identification No.)

19601 North 27th Avenue, Phoenix, Arizona (Address of principal executive offices)	85027 (Zip Code)

Registrant’s telephone number, including area code: (623) 580-6100

Item 5. OTHER EVENTS

         PETsMART, Inc. is amending its audited financial statements and related items (see below) as originally reported in its 2001 Annual Report on Form 10-K for the fiscal year ended February 3, 2002 to reflect the following:

•	Revised segment disclosures under Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” for changes in reportable operating segments which occurred in the thirteen week period ended May 5, 2002.

•	Transitional proforma disclosures under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” adopted February 4, 2002.

•	Adjustment of the closed store reserve balance, as disclosed in Note 1 to the consolidated financial statements, as of February 3, 2002 from $11,903,000 to $12,319,000.

         Item 8 of Part III and Item 14(a)(1) and (2) of Part IV as reported in PETsMART, Inc.’s 2001 Annual Report on Form 10-K, for the fiscal year ended February 3, 2002 are amended and restated herein in its entirety within this current report on Form 8-K. The financial statements of PETsMART, Inc. are included as Appendix A of this Current Report on Form 8-K. See Index to Consolidated Financial Statements and Financial Statement Schedule on page 1.

Item 7. EXHIBITS

Exhibit
Number	Description of Document

10.10	Third Amendment to Credit Agreement among PETsMART, Inc., certain lenders, and Administrative Lender, dated as of June 20, 2002.
23.1	Consent of Deloitte & Touche LLP, Independent Auditors.
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

2

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETsMART, Inc.

Date: June 25, 2002	/s/ Thomas S. Liston

Thomas S. Liston
Interim Senior Vice President
Chief Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Brian F. Miller

Brian F. Miller
Vice President, Controller
and Chief Accounting Officer
(Principal Accounting Officer)

3

Appendix A

PETsMART, Inc. and Subsidiaries

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULE

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders
PETsMART, Inc.

We have audited the accompanying consolidated balance sheets of PETsMART, Inc. and subsidiaries (the “Company”) as of February 3, 2002 and January 28, 2001 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three fiscal years in the period ended February 3, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of PETsMART.com, Inc. for the period from January 3, 2000 to December 19, 2000, the Company’s investment in which was accounted for by use of the equity method. The Company’s equity in PETsMART.com, Inc.’s net losses of $33,109,000 for the year ended January 28, 2001 is included in the accompanying consolidated financial statements. Other auditors whose report has been furnished to us audited the financial statements of PETsMART.com, Inc., and our opinion, insofar as it relates to the amounts included for such company, is based solely on the report of such other auditors. As described in Note 2 to the consolidated financial statements, on December 20, 2000, the Company acquired a controlling interest in PETsMART.com, Inc. and the Company has consolidated PETsMART.com, Inc. since that date.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of PETsMART, Inc. and subsidiaries as of February 3, 2002 and January 28, 2001 and the results of their operations and their cash flows for each of the three fiscal years in the period ended February 3, 2002, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 12, 2002 (except for Note 19, as to which the date is June 24, 2002)

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
PETsMART.com, Inc.

         In our opinion, the balance sheet and the related statement of operations, of stockholders’ equity and of cash flows (not presented separately herein) present fairly, in all material respects, the financial position of PETsMART.com, Inc. (the “Company”) at December 19, 2000, and the results of its operations and its cash flows for the period from January 3, 2000 to December 19, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Century City, California

March 16, 2001

PETsMART, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	February 3,	January 28,
	2002	2001

	(In thousands,
	except par value)
ASSETS

Cash and cash equivalents	$137,111	$43,827

Receivables, net	23,263	36,940

Merchandise inventories	272,572	322,462

Prepaid expenses and other current assets	43,870	27,098

Total current assets	476,816	430,327

Property and equipment, net	394,835	278,853

Investments	33,694	33,665

Other assets, net	31,952	32,474

Deferred income taxes	23,806	6,828

Total assets	$961,103	$782,147

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and bank overdraft	$93,443	$135,019

Accrued payroll, bonus, and employee benefits	51,824	25,603

Accrued occupancy expenses	26,867	20,244

Current maturities of capital lease obligations	11,699	11,132

Other accrued expenses	92,341	38,457

Total current liabilities	276,174	230,455

Subordinated convertible notes	173,500	181,250

Capital lease obligations	156,188	61,554

Accrued merger, business integration, and restructuring Costs	3,357	4,822

Deferred rents and other liabilities	26,078	20,587

Total liabilities	635,297	498,668

Commitments and contingencies Minority interest	—	2,900

Stockholders’ Equity:

Preferred stock; $.0001 par value; 10,000 shares authorized, none issued and outstanding	—	—

Common stock; $.0001 par value; 250,000 shares authorized, 112,609 and 117,753 shares issued	11	12

Additional paid-in capital	381,999	403,758

Deferred compensation	(296)	(663)

Accumulated deficit	(48,616)	(88,183)

Accumulated other comprehensive loss	(2,805)	(2,448)

Notes receivable from officers	(4,487)	(4,319)

Treasury stock, at cost, 0 and 6,350 shares	—	(27,578)

Total stockholders’ equity	325,806	280,579

Total liabilities and stockholders’ equity	$961,103	$782,147

The accompanying notes are an integral part of these consolidated financial statements.

PETsMART, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended

	February 3,	January 28,	January 30,
	2002	2001	2000

	(In thousands, except per share data)
Net sales	$2,501,012	$2,224,222	$2,110,316

Cost of sales	1,791,506	1,667,371	1,538,584

Gross profit	709,506	556,851	571,732

Operating expenses	519,678	451,407	421,244

General and administrative expenses	120,346	84,884	62,681

Loss on disposal of subsidiary	—	—	45,669

Operating income	69,482	20,560	42,138

Interest income	2,007	2,769	2,862

Interest expense	(27,436)	(23,385)	(22,756)

Income (loss) before equity loss in PETsMART.com, income tax expense, minority interest, extraordinary item, and cumulative effect of a change in accounting principle	44,053	(56)	22,244

Equity loss in PETsMART.com	—	(33,109)	(29,061)

Income (loss) before income tax expense, minority interest, extraordinary item, and cumulative effect of a change in accounting principle	44,053	(33,165)	(6,817)

Income tax expense	7,496	851	25,077

Income (loss) before minority interest, extraordinary item, and cumulative effect of a change in accounting principle	36,557	(34,016)	(31,894)

Minority interest in subsidiary loss	2,296	300	—

Income (loss) before extraordinary item and cumulative effect of a change in accounting principle	38,853	(33,716)	(31,894)

Extraordinary item, gain on early extinguishment of debt, net of income tax expense	714	2,812	—

Income (loss) before cumulative effect of a change in accounting principle	39,567	(30,904)	(31,894)

Cumulative effect of a change in accounting principle, net of income tax benefit	—	—	(528)

Net income (loss)	39,567	(30,904)	(32,422)

Other comprehensive income (loss), net of income tax expense (benefit):

Foreign currency translation adjustments	(357)	(1,144)	1,329

Comprehensive income (loss)	$39,210	$(32,048)	$(31,093)

Earnings (loss) per common share:

Basic and diluted:

Income (loss) before extraordinary item and cumulative effect of a change in accounting principle	$0.34	$(0.30)	$(0.28)

Extraordinary item, net of income tax expense	0.01	0.02	—

Cumulative effect of a change in accounting principle, net of income tax benefit	—	—	—

Net income (loss)	$0.35	$(0.28)	$(0.28)

The accompanying notes are an integral part of these consolidated financial statements.

PETsMART, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Amounts

							Accumulated
	Shares						Other	Notes
				Additional	Deferred		Comprehensive	Receivable
	Common	Treasury	Common	Paid-in	Compen-	Accumulated	Income	from	Treasury
	Stock	Stock	Stock	Capital	Sation	Deficit	(Loss)	Officers	Stock	Total

	(In thousands)
BALANCE AT JANUARY 31, 1999	116,461	—	$12	$394,799	$(2,503)	$(24,857)	$(2,633)	$—	$—	$364,818

Tax benefit from exercise of stock options				2,051						2,051

Issuance of common stock under stock incentive plans	785			3,258						3,258

Amortization of deferred compensation					600					600

Other comprehensive income, net of income tax:

Foreign currency translation adjustments, net of reclassification adjustment							1,329			1,329

Purchase of treasury stock, at cost		(5,550)							(25,210)	(25,210)

Net loss						(32,422)				(32,422)

BALANCE AT JANUARY 30, 2000	117,246	(5,550)	12	400,108	(1,903)	(57,279)	(1,304)	—	(25,210)	314,424

Tax benefit from exercise of stock options				3,300						3,300

Issuance of common stock under stock incentive plans	647			1,823						1,823

Amortization of deferred compensation, net of award reacquisitions and adjustments	(140)			(1,473)	1,240					(233)

Other comprehensive loss, net of income tax:

Foreign currency translation adjustments							(1,144)			(1,144)

Notes receivable issued to officers								(4,395)		(4,395)

Repayments of notes receivable issued to officers								76		76

Purchase of treasury stock, at cost		(800)							(2,368)	(2,368)

Net loss						(30,904)				(30,904)

BALANCE AT JANUARY 28, 2001	117,753	(6,350)	12	403,758	(663)	(88,183)	(2,448)	(4,319)	(27,578)	280,579

Tax benefit from exercise of stock options				172						172

Issuance of common stock under stock incentive plans	1,231			5,909						5,909

Amortization of deferred compensation, net of award reacquisitions and adjustments	(25)			(263)	367					104

Other comprehensive loss, net of income tax:

Foreign currency translation adjustments							(357)			(357)

Accrued interest on notes receivable issued to officers								(511)		(511)

Repayments of notes receivable issued to officers								343		343

Retirement of treasury stock	(6,350)	6,350	(1)	(27,577)					27,578	—

Net income						39,567				39,567

BALANCE AT FEBRUARY 3, 2002	112,609	—	$11	$381,999	$(296)	$(48,616)	$(2,805)	$(4,487)	$—	$325,806

The accompanying notes are an integral part of these consolidated financial statements.

PETsMART, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended

	February 3,	January 28,	January 30,
	2002	2001	2000

	(In thousands)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:

Net income (loss)	$39,567	$(30,904)	$(32,422)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities — Depreciation and amortization	58,709	44,943	40,540

Loss on disposal of property and equipment	5,796	1,738	283

Elimination of goodwill in PETsMART.com	8,575	—	—

Impairment charge and write-down of subsidiary assets	9,607	—	—

Loss on disposal of subsidiary	—	—	31,062

Equity loss in PETsMART.com	—	33,109	29,061

Minority interest in subsidiary	(2,296)	(300)	—

Extraordinary gain on early extinguishment of debt	(1,190)	(4,688)	—

Tax benefit from exercise of stock options	172	3,300	2,051

Deferred income taxes	(26,556)	(3,012)	27,851

Changes in assets and liabilities:

Receivables, net	13,665	8,286	(33,190)

Merchandise inventories	47,421	54,507	(67,752)

Prepaid expenses and other current assets	(10,904)	7,447	(8,408)

Other assets	(242)	(9,453)	(854)

Accounts payable	(37,651)	(357)	21,877

Accrued payroll and employee benefits	26,251	(5,210)	10,044

Accrued occupancy expenses	6,643	7,040	(678)

Accrued merger, business integration and restructuring costs	(1,465)	(5,643)	(9,420)

Other accrued expenses	48,397	8,335	(23,381)

Deferred rents and other liabilities	5,495	1,562	99

Net cash provided by (used in) operating activities	189,994	110,700	(13,237)

CASH FLOWS USED IN INVESTING ACTIVITIES:

Purchases of property and equipment	(105,104)	(44,860)	(60,308)

Purchases of property held for sale and leaseback	—	—	(518)

Investment in cost holdings	—	(2,863)	(1,217)

Investment in equity holdings	(741)	(21,334)	(29,061)

Purchase of controlling interest in PETsMART.com, net of cash of $6,202	—	2,366	—

Proceeds from sale of subsidiary	—	—	37,777

Proceeds from sales of property and equipment	28,481	3,819	586

Net cash used in investing activities	(77,364)	(62,872)	(52,741)

CASH FLOWS USED IN FINANCING ACTIVITIES:

Proceeds from issuance of common stock	5,909	1,823	3,258

Issuance of notes receivable from officers, net of repayments	(168)	(4,319)	—

Purchase of treasury stock	—	(2,368)	(25,210)

Borrowings from bank credit facility	171,200	414,000	51,500

Repayments of bank credit facility	(171,200)	(414,000)	(51,500)

Retirements of subordinated convertible notes	(6,382)	(13,630)	—

Payments on capital lease obligations	(12,733)	(15,549)	(13,503)

Decrease in bank overdraft	(3,806)	(9,740)	(13,100)

Payments of deferred financing fees	(2,280)	(1,461)	—

Net cash used in financing activities	(19,460)	(45,244)	(48,555)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	114	(255)	2,695

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	93,284	2,329	(111,838)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	43,827	41,498	153,336

CASH AND CASH EQUIVALENTS AT END OF YEAR	$137,111	$43,827	$41,498

The accompanying notes are an integral part of these consolidated financial statements.

PETsMART, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company and its Significant Accounting Policies

Business

         PETsMART, Inc. and subsidiaries (the “Company” or “PETsMART”) is the leading provider of pet food, pet supplies, accessories and professional pet services throughout North America for the lifetime needs of pets. As of February 3, 2002, the Company operated 560 retail stores and, through its wholly owned subsidiary, PETsMART Direct (“Direct”), is also a leading mail order catalog retailer of equine products and riding supplies. The Company also owns a 100% interest in PETsMART.com, Inc. (“PETsMART.com”), a mail order catalog retailer of pet supplies as well as a leading e-commerce pet food and supply business. In January 2002, the Company acquired all of the remaining shares held by PETsMART.com minority stockholders for approximately $9.5 million through the merger of PETsMART.com with a PETsMART wholly-owned subsidiary. The Company offers a broad line of products for all the life stages of pets and is the nation’s largest provider of high-quality grooming and pet training services. Through its strategic relationship with Banfield, the Pet HospitalTM, PETsMART facilitates full-service veterinary care in approximately half its stores.

Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly and majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

         On December 20, 2000, the Company acquired a controlling interest in PETsMART.com, in which the Company held an equity ownership of approximately 46% prior to the closing of this transaction, and historically accounted for its investment under the equity method. As a result of this transaction, the Company assumed control and has accounted for the results of operations of PETsMART.com under the consolidation method of accounting for all subsequent periods (see Note 2).

         The Company consummated a sale of its United Kingdom (“UK”) subsidiary to an unrelated third party on December 15, 1999 (see Note 6). As a result of this transaction, the results of operations, excluding the related tax effects, for the UK subsidiary for fiscal 1999 prior to the transaction date, along with the transaction loss and related fees, are reflected in loss on disposal of subsidiary in the accompanying consolidated statements of operations.

Fiscal Year

         The Company’s fiscal year ends on the Sunday nearest January 31. Fiscal 2001 comprised 53 weeks, and fiscal 2000 and fiscal 1999 each comprised 52 weeks.

Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Policies related to estimates of sublease income, reserves against deferred tax assets, and estimated cash flows in analyses for impairment of long-lived assets and goodwill require significant estimates. Actual results could differ from those estimates.

Cash and Cash Equivalents

         Under the Company’s cash management system, a bank overdraft balance exists for the Company’s primary disbursement accounts. This overdraft represents uncleared checks in excess of cash balances in the related bank accounts. The Company’s funds are transferred on an as-needed basis to pay for clearing checks. As of February 3, 2002, and January 28, 2001, bank overdrafts of approximately $36,564,000 and $40,370,000, respectively, were included in accounts payable and bank overdraft in the accompanying consolidated balance sheets. The Company considers any liquid investments with an original maturity of three months or less to be cash equivalents.

Vendor Rebates and Promotions

         The Company receives income from certain merchandise suppliers in the form of rebates and promotions. Agreements are made with each individual supplier and income is earned as buying levels are met and/or cooperative advertising is placed. Rebate income is recorded as a reduction of cost of sales and cooperative promotional income is recorded as a reduction of operating expenses. The uncollected amounts of vendor rebate and promotional income remaining in receivables in the accompanying consolidated balance sheets as of February 3, 2002, and January 28, 2001 were approximately $2,754,000 and $6,768,000, respectively. The decrease in fiscal 2001 was due to the Company’s shift in purchasing arrangements with vendors to net pricing agreements.

Merchandise Inventories and Cost of Sales

         Merchandise inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method based on moving average costs and includes certain procurement and distribution costs relating to the processing of merchandise. The Company maintains reserves for lower of cost or market, as well as shrinkage reserves.

         Total procurement and distribution costs charged to inventory during fiscal 2001, 2000, and 1999 were $126,784,000, $91,987,000, and $85,734,000, respectively. Procurement and distribution costs remaining in inventory as of February 3, 2002 and January 28, 2001 were $24,778,000 and $22,361,000, respectively.

Inventory Shrinkage Reserves

         PETsMART stores perform physical inventories once a year, and in between the physical inventories, the stores perform cycle counts on certain inventory items. The Company’s forward distribution centers and distribution centers perform cycle counts encompassing all inventory items every quarter. Therefore, as of a reporting period, there will be stores that will have certain inventory items that have not been counted. Due to the holiday season at the end of the fiscal year, the stores do not perform physical inventories during the last quarter of the fiscal year, but continue to perform cycle counts on certain inventory items. Therefore, as of each reporting period, the Company estimates the inventory shrinkage reserve for uninventoried sales based on a 3-year historical trend analysis by store. As of February 3, 2002 and January 28, 2001, approximately $9,147,000 and $8,069,000, respectively, was recorded for inventory shrinkage reserves.

Property and Equipment

         Property and equipment is recorded at cost less accumulated depreciation. Depreciation is provided on buildings, furniture, fixtures and equipment, and computer software using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements and capital lease assets are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets. Maintenance and repairs are expensed as incurred. Property held for sale and leaseback, recorded at cost, consists of construction-in-progress for new store sites where a sale and leaseback transaction will be consummated upon completion of construction, and depreciation is not provided. New store furniture, fixtures and equipment held for sale and leaseback of $9,629,000 and $11,569,000 as of February 3, 2002, and January 28, 2001, respectively, was recorded in receivables in the accompanying consolidated balance sheets, and represent assets purchased that will be sold and leased back upon consummation of lease transactions as new stores open.

         The Company’s property and equipment is depreciated using the following estimated useful lives:

Buildings	39 years or term of lease

Furniture, fixtures, and equipment	3 — 7 years

Leasehold improvements	Remaining lease term

Computer software	3 — 5 years

Investments

         All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for under the equity method of accounting. Under the equity method of accounting, the Company’s share of the investee’s earnings or loss is included in consolidated operating results. Other investments, for which the Company does not have the ability to exercise significant influence and for which there is not a readily determinable market value, are accounted for under the cost method of accounting. The Company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting and as of February 3, 2002, and January 28, 2001, such investments were recorded at the lower of cost or estimated net realizable value.

Other Assets

         Other assets include goodwill and deferred financing fees. Goodwill of $13,209,000 and $13,487,000 as of February 3, 2002, and January 28, 2001, respectively, net of accumulated amortization of $6,510,000 and $5,200,000, respectively, represents the excess of the cost of acquired businesses over the fair market value of their net assets. In the second quarter of fiscal 2001, the Company eliminated net goodwill of $8,575,000 associated with the increase in ownership of PETsMART.com (see Note 2). The goodwill was eliminated in connection with the reversal of the valuation allowance against deferred tax assets and is discussed under Income Taxes (see Note 8). In January 2002, the Company acquired all of the remaining shares held by PETsMART.com minority stockholders for approximately $9,500,000, and eliminated the minority interest balance of $604,000. The net amount of $8,896,000 was recorded in goodwill and will not be amortized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Goodwill and intangible assets are being amortized using the straight-line method over a period of fifteen years.

         Deferred financing fees represents costs incurred in connection with the issuance of the 6 3/4% Subordinated Convertible Notes due 2004 (the “Notes”) and bank credit facilities (see Notes 11 and 12). As of February 3, 2002, and January 28, 2001, deferred financing fees were approximately $3,963,000 and $4,560,000, respectively, net of accumulated amortization. The Company is amortizing these costs on a basis that approximates the interest method over the expected term of the related debt.

Impairment of Long-Lived Assets and Goodwill

         Long-lived assets and enterprise goodwill are reviewed for impairment, based on undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If this review indicates that the carrying amount of the long-lived assets and goodwill is not recoverable, the Company will recognize an impairment loss, measured by the future discounted cash flow method or market appraisals. As a result of continued losses incurred at its PETsMART Direct subsidiary, and an analysis of the current business model, the Company performed an impairment analysis in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.” The analysis indicated an impairment of $6,927,000 associated with PETsMART Direct’s building, fixtures, equipment, goodwill, and software, which was recorded in general and administrative expenses (see Note 7). The fair value of such assets was determined based on market appraisals and analysis of expected future discounted cash flows. During fiscal 2000 and 1999, no impairment losses were recorded.

Insurance Liabilities and Reserves

         The Company maintains standard property and casualty insurance on all of its stores, product liability insurance covering the sale of live pets, and worker compensation insurance. Property insurance covers approximately $1.3 billion in buildings and contents, including furniture and fixtures, leasehold improvements and inventory. Under the Company’s casualty and workers compensation insurance policies, we retain the initial risk of loss of $250,000 for each policy per occurrence. We establish reserves for losses based on actuarial estimates of the amount of loss inherent in that period’s claims, including losses for which claims have been incurred but not yet been reported. Loss estimates rely on actuarial observations of ultimate loss experience for similar historical events. As of February 3, 2002 and January 28, 2001, the Company has approximately $16,800,000 and $12,926,000, respectively, in reserves related to casualty and workers compensation insurance policies, which was recorded in other accrued expenses.

Income Taxes

         Deferred income tax assets and liabilities are established for temporary differences between the financial reporting bases and the income tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such assets or liabilities are realized or settled. Deferred income tax assets are reduced by a valuation allowance if, in the judgment of the Company’s management, it is more likely than not that such assets will not be realized. In the second quarter of fiscal 2001, the Company reversed valuation allowances on deferred tax assets of $18,885,000 associated with the increase in ownership of PETsMART.com (see Note 2). The impact of the reversed valuation allowances was included in income tax expense net of the reduction of goodwill discussed above under Other Assets.

Revenue Recognition

         The Company records revenue at the point of sale for retail stores and at the time of shipment for catalog and electronic commerce sales. Outbound shipping charges are included in net sales when the products are shipped for catalog and electronic commerce sales. The Company records an allowance for estimated returns in the period of sale.

Advertising

         The Company charges advertising costs to expense as incurred, except for direct response advertising, which is capitalized and amortized over its expected period of future benefit, and classifies advertising costs within operating expenses. Total advertising expenditures, including direct response advertising, were $80,247,000, $64,675,000, and $76,208,000 for fiscal 2001, 2000, and 1999, respectively. Direct response advertising consists primarily of product catalogs developed by the Company’s mail order subsidiaries. The capitalized costs of the direct response advertising are amortized over the six-month to one-year period following the mailing of the respective catalog. As of February 3, 2002, and January 28, 2001, $2,648,000 and $3,839,000, respectively, of direct response advertising was included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

Reserve for Closed Stores

         The Company continuously evaluates the performance of its retail stores and periodically closes those which are underperforming. The Company establishes reserves for future rental payments on closed stores and terminated subleases, and classifies these costs in general and administrative expenses (see Note 7). The costs for future rental payments associated with closed stores are calculated using the net present value method, at a risk-free interest rate, over the remaining life of the lease, net of expected sublease income. Judgment is used to estimate the underlying real estate market related to the expected sublease income, and the Company can make no assurances that additional charges will not be required based on the changing real estate environment. As of February 3, 2002 and January 28, 2001, approximately $12,319,000 and $4,840,000, respectively, was recorded for closed store reserves.

Foreign Currency Translation and Transactions

         The local currency has been used as the functional currency in both the United Kingdom and Canada. The assets and liabilities denominated in foreign currency are translated into United States dollars at the current rate of exchange at year-end and revenues and expenses are translated at the average exchange rate for the year. The translation gains and losses are included as a separate component of other comprehensive loss. Transaction gains and losses included in net income (loss) are not material. During 1999, the Company reclassified $1,366,000 of foreign currency translation gains to income related to the sale of the United Kingdom subsidiary that is included in loss on disposal of subsidiary in the accompanying consolidated statements of operations.

Comprehensive Income

         The income tax (benefit) expense related to the foreign currency translation adjustment, which was the only component of comprehensive income, was approximately $(210,000), $(763,000), and $925,000 for fiscal 2001, 2000, and 1999, respectively.

Earnings Per Share

         Basic earnings per share are computed by dividing net income or loss by the weighted average of common shares outstanding during each period. Diluted earnings per share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period after adjusting for dilutive stock options and dilutive common shares assumed to be issued on conversion of the Company’s Subordinated Convertible Notes.

Stock-Based Compensation

         As permitted by SFAS No. 123, “Accounting for Stock-based Compensation", (“SFAS 123”), the Company applies the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations, in recording compensation expense for grants of equity instruments to employees (see Note 14).

Financial Instruments

         The Company’s financial instruments consist primarily of cash and cash equivalents and Subordinated Convertible Notes. These balances, as presented in the consolidated financial statements at February 3, 2002, and January 28, 2001, approximate their fair value, except for the Subordinated Convertible Notes whose fair market value at February 3, 2002, and January 28, 2001 approximated

$222,080,000 and $130,500,000, respectively, based upon information provided by a broker dealer that makes a market in the Company’s Subordinated Convertible Notes. During February and March 2002, the entire balance of the Subordinated Convertible Notes was retired for approximately $275,000 in cash and approximately 19,800,000 common shares (see Note 16).

Change In Accounting Principle

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, “Reporting on the Costs of Start-up Activities” (“SOP 98-5”), which requires costs of start-up activities, including organization costs and preopening costs, to be expensed as incurred. The Company adopted SOP 98-5 at the beginning of fiscal 1999. Prior to its adoption of SOP 98-5, the Company expensed its store preopening costs in the month in which the store opened. The charge against earnings during fiscal 1999 related to this change in accounting principle was $888,000, before taxes, and was recorded as a cumulative effect of a change in accounting principle.

Recently Issued Accounting Pronouncements

         Effective January 29, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivative instruments in the balance sheet at fair value. Changes in the fair value of derivatives that are not designated as hedges must be adjusted to fair value through income. If the derivative is designated as a hedge, depending on the nature of the underlying exposure, changes in fair value are either offset against the change in fair value of the hedged item or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. The adoption of SFAS No. 133 had no impact on the Company’s financial position and results of operations.

         In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 prospectively prohibits the pooling of interests method of accounting for business combinations initiated after June 30, 2001. Under SFAS No. 142, amortization of goodwill and intangibles without a finite life ceases when the new standard is adopted. The new rule also requires impairment tests on an annual or interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company will adopt the standard beginning fiscal 2002. Once adopted, goodwill amortization of approximately $504,000 on an annualized basis will cease. The Company has not yet determined the financial statement impact that may result from the adoption of this statement. See Note 19 for proforma information excluding such goodwill amortization.

         In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and amends Accounting Principles Board Opinion (“APB”) No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” The new rules apply to the classification and impairment analyses conducted on long-lived assets other than certain intangible assets, resolve existing conflicting treatment on the impairment of long-lived assets and provide implementation guidance regarding impairment calculations. SFAS No. 144 also expands the definition of discontinued operations to include all distinguishable components of an entity that will be eliminated from ongoing operations in a disposal transaction. The Company will adopt the standard in fiscal 2002, and does not expect that the adoption will have a significant impact on the Company’s financial position and results of operations.

Reclassifications

         For comparative purposes, certain prior year amounts have been reclassified to conform to the current year presentation.

Note 2 — Acquisition of Controlling Interest in PETsMART.com

         During fiscal 1999, the Company invested cash and assets and incurred transaction fees totaling $29,061,000 in exchange for 8,287,135 shares of convertible voting preferred stock in PETsMART.com, a corporate joint venture that began operations as an e-commerce pet product retailer in June 1999. In addition, the Company formed a strategic alliance to provide certain marketing, merchandising, procurement, distribution and fulfillment operations for PETsMART.com through Direct. Direct fulfills orders for PETsMART.com and is reimbursed for the cost of product transferred to PETsMART.com, fulfillment and for support services provided, which is calculated using an activity-based costing method. The Company’s investment in the voting preferred stock of PETsMART.com is convertible at the Company’s option into common stock and has voting rights on an as-converted basis. The Company accounted for its investment using the equity method in accordance with APB No. 18 and recognized its share of the losses in PETsMART.com through the acquisition of a controlling interest in PETsMART.com on December 20, 2000 (the “Transaction”), as further discussed below. At January 30, 2000, the Company’s investment represented 49.6% of the outstanding voting shares on an as-converted basis and had been reduced to zero as a result of the Company’s recognition of its share of equity losses of PETsMART.com. Amounts due from PETsMART.com at January 30, 2000 of $7,381,000 are included within receivables in the accompanying consolidated balance sheets.

         The Company participated in additional rounds of equity financing in fiscal 2000, culminating with the acquisition of a controlling interest of PETsMART.com on December 20, 2000 (the “Transaction Date”). Prior to the Transaction Date, the Company invested $21,334,000 in cash for 1,361,027 shares of common stock, 4,575,627 shares of convertible voting preferred stock and warrants to purchase 3,211,991 shares of convertible voting preferred stock and held an equity ownership of approximately 46%. Through the Transaction Date, the Company recognized $33,109,000 in equity losses exceeding the Company’s investment by $11,775,000. The losses recognized in excess of the Company’s investment were a direct result of (1) the Company’s decision to provide extended trade terms to PETsMART.com for product sales, fulfillment, and service charges, and (2) the approval in November 2000 by the Board of Directors for both the Company and PETsMART.com to allow the Company to acquire a controlling interest in PETsMART.com.

         Under the terms of the Transaction, total consideration of $33,955,000 (including transaction costs of $870,000), consisted of $29,249,000 paid to PETsMART.com and $3,836,000 paid to employees and other shareholders to acquire 3,815,392 shares of common stock and 510,297 shares of convertible voting preferred stock. The Company received 87,937,000 shares of newly issued PETsMART.com convertible voting Series F Preferred Stock in exchange for $10,000,000 in cash, a promissory note for $10,000,000, and the Company’s pet catalog business with net assets with a book value of approximately $9,249,000 (consisting of approximately $6,260,000 of merchandise inventories and approximately $2,989,000 of other current assets), to form an integrated direct marketing subsidiary. As a result of the Transaction, the Company increased its voting ownership percentage to approximately 81.7% and accounted for the results of operations of PETsMART.com under the consolidation method of accounting for all subsequent periods. The Company accounted for the Transaction as a step acquisition and allocated approximately $7,904,000 for the excess of the consideration paid over the underlying net assets acquired to goodwill.

         In June 2001, the Company purchased 1,020,789 shares of convertible voting preferred stock from minority shareholders for approximately $741,000, which increased its voting ownership to a requisite percentage for income tax reporting purposes that will allow the Company to utilize a portion of PETsMART.com’s net operating loss carryforwards. As a result, in the second quarter of fiscal 2001, the Company reversed valuation allowances of deferred tax assets of $18,885,000, eliminated the net goodwill of $8,575,000 and recorded a tax benefit of $10,310,000. In January 2002, the Company acquired all of the remaining shares held by PETsMART.com minority stockholders for approximately $9,500,000 through the merger of PETsMART.com with a PETsMART wholly-owned subsidiary. The balance of the minority interest as of February 3, 2002 was $604,000. The additional investment and the minority interest represented a net amount of $8,896,000 which was recorded as goodwill in fiscal 2001. The Pasadena, California-based operations will move its administrative functions to the Company’s office in Phoenix, Arizona during fiscal 2002.

         The minority interest in PETsMART.com held by the Company during fiscal 2000 and 2001, consisted primarily of convertible voting preferred stock, which was convertible at fixed conversion rates into common stock of PETsMART.com at the holder’s option. The holder was entitled to receive non-cumulative dividends when, and if declared by PETsMART.com’s Board of Directors at a rate of 8% of the respective issuance price per share per annum. No dividends were declared or paid by PETsMART.com. The minority interest in the losses of PETsMART.com for fiscal 2001 and 2000 (recognized from the Transaction Date to January 28, 2001) was approximately $2,296,000 and $300,000, respectively, and has been included in the accompanying consolidated statements of operations.

         The following unaudited pro forma financial information for the Company gives effect to the Transaction including its impact upon amortization expense and the related income tax effects and the inclusion of the net operating losses recognized by PETsMART.com in the consolidated income tax return of the Company, as if the Transaction had occurred at the beginning of the periods presented (in thousands, except per share data):

	Fiscal Year Ended

	January 28,	January 30,
	2001	2000

Net sales	$2,248,554	$2,123,960

Loss before extraordinary item and cumulative effect of a change in accounting principle	(28,357)	(29,427)

Loss per share before extraordinary item and cumulative effect of a change in accounting principle	$(0.25)	$(0.26)

         The pro forma results have been prepared for comparative purposes only and do not purport to represent what the Company’s actual results of operations would have been had the transaction occurred at the beginning of the periods presented and are not intended to be a projection of future results or trends.

Note 3 — Investments

         The Company has an investment in MMI Holdings, Inc. (“MMIH”), a provider of veterinary and other pet related services. MMIH, through a wholly-owned subsidiary, Medical Management International, Inc., (“MMI”), operates full-service veterinary hospitals and wellness hospitals inside approximately half of the PETsMART stores, under the name Banfield, The Pet HospitalTM, and a limited number of other locations which are not affiliated with PETsMART. The Company’s investment consists of common and convertible preferred stock. The Company’s ownership interest in the voting common and convertible preferred stock of MMIH as of February 3, 2002, and January 28, 2001 was approximately 19% and 20%, respectively, or $5,378,000 at cost. At February 3, 2002, and January 28, 2001, the Company owned approximately 36% in the combined voting and non-voting stock of MMIH. The Company accounts for its investment using the cost method, as the Company lacks the ability to exercise significant influence over MMIH’s operating and financial policies. During fiscal 1999, the Company transferred assets of PETsMART Veterinary Services, Inc. (“PVS”), a wholly owned subsidiary of the Company, to MMIH in exchange for an additional equity investment of 4,821,679 shares or $25,424,000 of non-voting convertible preferred stock in MMIH. In fiscal 2000, the Company made an additional equity investment in MMIH of 163,158 shares or $1,571,000 of non-voting convertible preferred stock and certain other contractual payments related to the transfer of assets. In fiscal 2001, the Company exchanged 190,000 shares of Class A voting stock for 190,000 shares of Class B non-voting stock. As of February 3, 2002, the total equity investment in non-voting convertible preferred stock was 5,174,837 shares or $26,995,000. The voting convertible preferred stock may be converted into common stock at any time, at the option of the holder. The non-voting convertible preferred stock is convertible into common stock upon the earlier of June 1, 2011 or an acquisition of MMIH. Prior to the transfer of PVS to MMIH in July 1999, revenues related to PVS were approximately $27,289,000 in fiscal 1999, and were recorded in net sales in the accompanying consolidated statements of operations.

         The Company receives licensing fees from MMI for the space in the Company’s retail stores occupied by veterinary services, which is recorded as income from leased departments within cost of sales in the accompanying consolidated statements of operations. Licensing fees are determined by fixed costs per square foot, adjusted for the number of days the hospitals are open and sales volumes achieved. Income of approximately $6,727,000, $6,853,000 and $7,361,000 was recognized during fiscal years 2001, 2000, and 1999, respectively. Additionally, licensing fees receivable from MMI totaled $2,182,000 and $2,061,000 at February 3, 2002, and January 28, 2001, respectively, and were included in receivables in the accompanying consolidated balance sheets.

Note 4 — Property and Equipment

         Property and equipment consists of the following (in thousands):

	February 3,	January 28,
	2002	2001

Property held for sale and leaseback	$—	$2,195

Land	691	3,377

Buildings	8,965	11,535

Furniture, fixtures and equipment	167,636	131,309

Leasehold improvements	174,000	150,525

Computer software	34,101	30,456

Buildings, equipment, and computer software under capital leases	255,256	147,326

	640,649	476,723

Less: accumulated depreciation and amortization	251,091	201,395

	389,558	275,328

Construction in progress	5,277	3,525

	$394,835	$278,853

         Accumulated amortization of equipment, computer software and buildings under capital leases approximated $87,997,000 and $75,484,000 as of February 3, 2002 and January 28, 2001, respectively. In fiscal 2001, the Company entered into sale-leaseback transactions for one distribution center and twenty-six stores, resulting in the addition to capital leases of $107,930,000.

         Interest costs incurred and interest capitalized on construction in progress is as follows (in thousands):

	Fiscal Year Ended

	February 3,	January 28,	January 30,
	2002	2001	2000

Interest costs incurred	$27,436	$23,443	$24,509

Less: interest costs capitalized	—	58	1,753

Interest expense	$27,436	$23,385	$22,756

Note 5 — Notes Receivable from Officers

         During fiscal 2000, the Company provided loans to certain officers to be used only for the purpose of purchasing shares of the Company’s common stock on the open market. These loans mature five years after issuance and accrue interest at 7.75% per annum, with principal and interest due at maturity. The officers are required to hold the common stock for a minimum of 12 to 18 months. The loans are collateralized by the Company’s common stock purchased by the officers. The loans are full recourse and must be repaid in full, including accrued interest, upon the earlier of the scheduled maturity date or an event of default, including among others, sale of the underlying common stock or the officer’s termination of employment. As of February 3, 2002, and January 28, 2001, notes receivable and accrued interest due from officers was $4,487,000 and $4,319,000, respectively.

Note 6 — Loss on Disposal of Subsidiary

         The Company consummated the sale of its United Kingdom subsidiary (the “UK Transaction”) to an unrelated third party on December 15, 1999. The UK Transaction was structured as a stock sale. The Company sold 100% of the stock in its subsidiary in exchange for approximately $48,855,000 less debt of approximately $7,038,000, resulting in net cash proceeds of approximately $41,817,000. In connection with the UK Transaction, the Company recorded a net loss of $31,062,000, including $23,605,000 related to the excess of net book value over cash consideration and transaction fees of approximately $7,457,000. Additionally, the Company has reflected the subsidiary’s $14,607,000 loss from operations, excluding the related tax effects, for fiscal 1999 through the date of the U.K. Transaction, in loss on disposal of subsidiary in the accompanying consolidated statements of operations.

Note 7 — Special Charges

Store Closure Reserves

         Since 1996, the Company has incurred costs related to merger, integration, store closure, and other business restructuring costs in connection with certain acquisitions. As of February 3, 2002, and January 28, 2001, the reserve balances of $2,579,000 and $4,822,000, respectively, relate to the liability associated with the closed stores, and the related store and equipment lease termination costs.

         Charges totaling approximately $13,452,000 and $2,710,000 were recorded in fiscal 2001 and 2000, respectively, for future rental payments on closed stores and terminated subleases. The costs for future rental payments associated with closed stores were calculated using the net present value method, at a risk-free interest rate, over the remaining life of the lease, net of expected sublease income. Approximately $2,931,000 of these charges in fiscal 2001 was to increase previously established restructuring reserves, as discussed above. The charges were recorded in general and administrative expenses. The Company can make no assurances that additional charges related to these closed stores will not be required based on the changing real estate environment.

Reorganization of PETsMART Direct and PETsMART.com

         During the fourth quarter of fiscal 2001, the Company approved a plan to move administrative functions, during fiscal 2002, of PETsMART Direct to our administrative office located in Phoenix, Arizona. PETsMART Direct will have, among other functions, the merchandising, human resource, and finance operations provided by the personnel in Arizona under a shared services arrangement. The PETsMART Direct, Brockport, New York, facility will continue to handle warehousing and fulfillment for the pet and equine catalogs, e-commerce sites, and in-store State Line Tack departments, and will manage customer service for all direct marketing operations. As a result of the reorganization of these functions, the Company will eliminate 44 positions and has recorded severance charges of approximately $431,000. Also as part of the plan, the Company closed 5 PetWise retail stores and recorded a reserve of approximately $698,000 for the remaining lease obligations, and wrote off certain fixed assets. The Company also sold a subsidiary of PETsMART Direct for approximately $800,000, which resulted in a loss of approximately $906,000. Included in the loss on sale of subsidiary is a $400,000 reserve against a note received as part of the purchase price, which is classified in long-term other assets, and is not part of the restructure reserve liability.

         In January 2002, the Company acquired all of the remaining shares held by PETsMART.com minority stockholders for approximately $9,500,000 through the merger of PETsMART.com with a PETsMART wholly-owned subsidiary. The Pasadena, California-based operations will move its administrative functions to the Company’s office in Phoenix, Arizona during fiscal 2002. As a result of the reorganization of these functions, the Company will eliminate 46 positions and has recorded severance charges of approximately $979,000. The Company has also recorded a reserve of $80,000 for the remaining lease obligations associated with the PETsMART.com office space in Pasadena, California.

         The activity related to the 1996 closed store reserve, as well as the remaining lease obligations for closed stores and office associated with the PETsMART Direct and PETsMART.com reorganization was as follows (in thousands):

	Fiscal Year Ended

	February 3,	January 28,	January 30,
	2002	2001	2000

Opening balance	$4,822	$10,410	$19,833

Charges — 1996 closed stores	2,931	—	—

Charges — reorganization	778	—	—

Cash payments	(5,174)	(5,588)	(9,423)

Ending balance	$3,357	$4,822	$10,410

         The activity related to the loss on sale of subsidiary, fixed asset write downs, and severance associated with the reorganization of PETsMART Direct and PETsMART.com was as follows (in thousands):

	January 28,		Cash	Non-cash	February 3,
	2001	Charges	Payments	Activity	2002

Loss on sale of subsidiary	$—	$506	$—	$(506)	$—

Fixed asset write downs	—	580	—	(580)	—

Severance	—	1,410	—	—	1,410

	$—	$2,496	$—	$(1,086)	$1,410

         Accrued severance was classified as a component of other accrued expenses.

Impairment of Long-Lived Assets and Asset Write-Downs

         During fiscal 2001, the Company recorded an impairment charge of approximately $6,927,000, a write-down of inventory of approximately $2,100,000, and a charge of approximately $720,000 for other asset write-downs and reserves.

         As a result of continued losses incurred at its PETsMART Direct subsidiary, and an analysis of the current business model, the Company performed an impairment analysis in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of". The analysis indicated an impairment of $6,927,000 associated with PETsMART Direct’s building, fixtures, equipment, software, and goodwill, which was recorded in general and administrative expenses. The fair value of such assets was determined based on market appraisals and analysis of expected future discounted cash flows. Also in fiscal 2001, the Company analyzed the inventory at PETsMART Direct and decided to discount or dispose of certain items, resulting in a $2,100,000 charge to cost of sales to record the inventory at its net realizable value. The Company can make no assurances that additional charges will not be required based on continued evaluation of the PETsMART Direct business model.

Note 8 — Income Taxes

         Income (loss) before income tax expense (benefit), minority interest, extraordinary item, and cumulative effect of a change in accounting principle is as follows (in thousands):

	Fiscal Year Ended

	February 3,	January 28,	January 30,
	2002	2001	2000

United States	$41,863	$(32,964)	$10,828

Foreign	2,190	(201)	(17,645)

	$44,053	$(33,165)	$(6,817)

         The income tax expense (benefit) before minority interest, extraordinary item, and cumulative effect of a change in accounting principle consists of the following (in thousands):

	Fiscal Year Ended

	February 3,	January 28,	January 30,
	2002	2001	2000

Current provision (benefit):

Federal	$29,719	$1,874	$(3,555)

State	4,333	1,989	781

	34,052	3,863	(2,774)

Deferred provision (benefit):

Federal	(26,625)	1,409	29,941

State	(2,426)	(4,117)	3,392

Foreign	2,495	(304)	(5,482)

	(26,556)	(3,012)	27,851

Income tax expense	$7,496	$851	$25,077

         A reconciliation of the federal statutory income tax rate to the Company’s effective tax rate before minority interest, extraordinary item, and cumulative effect of a change in accounting principle is as follows (dollars in thousands):

	Fiscal Year Ended

	February 3, 2002		January 28, 2001		January 30, 2000

	Dollars	%	Dollars	%	Dollars	%

Provision at federal statutory tax rate	$15,419	35.0%	$(11,608)	(35.0)%	$(2,386)	(35.0)%

State income taxes, net of federal income tax benefit	1,239	2.8	(1,383)	(4.2)	3,152	46.2

Foreign taxes	38	.1	(233)	(0.7)	804	11.8

Tax in excess of financial reporting loss on disposition of subsidiary, net of accrual adjustments	—	—	—	—	(5,000)	(73.3)

Enacted change in foreign income tax rate	1,185	2.7	—	—	—	—

Non-deductible corporate joint venture losses	—	—	11,588	34.9	10,171	149.2

Change in valuation allowance	(10,923)	(24.8)	1,540	4.6	17,987	263.9

Other	538	1.2	947	3.0	349	5.1

	$7,496	17.0%	$851	2.6%	$25,077	367.9%

         The Company recorded deferred income tax assets (liabilities) in the following financial statement line items in the accompanying consolidated balance sheets (in thousands):

	February 3,	January 28,
	2002	2001

Prepaid expenses and other current assets	$15,716	$9,836

Deferred income taxes	23,806	6,828

Deferred rents and other liabilities	—	(3,908)

Net deferred income tax asset	$39,522	$12,756

         The components of the net deferred income tax assets (liabilities) included in the accompanying consolidated balance sheets are as follows (in thousands):

	February 3,	January 28,
	2002	2001

Deferred income tax assets:

Deferred rents	$7,865	$7,400

Reserve for closed stores	2,434	1,971

Miscellaneous reserves and accruals	1,691	—

Employee benefit expense	4,950	4,406

Depreciation	949	—

Inventory reserve	—	680

Net operating loss carryforwards	42,010	42,650

Capital loss carryforwards	50,385	53,322

Income tax credits	497	1,688

Other	4,075	707

Total deferred income tax assets	114,856	112,824

Valuation allowance	(70,245)	(92,335)

Net deferred income tax assets	44,611	20,489

Deferred income tax liabilities:

Depreciation and amortization	—	(3,012)

Inventory reserve	(2,005)	—

Inventory uniform capitalization	(3,084)	(4,721)

Total deferred income tax liabilities	(5,089)	(7,733)

Net deferred income tax assets	$39,522	$12,756

         During fiscal 2001, there was a net decrease of approximately $1,185,000 in the deferred tax asset due to a statutory reduction in the Canadian corporate tax rate.

         The Company records a valuation allowance on the deferred income tax assets to reduce the total to an amount that management believes is more likely than not to be realized. The valuation allowances at February 3, 2002, and January 28, 2001 are based upon the Company’s estimates of the future realization of deferred income tax assets. Valuation allowances at February 3, 2002 and January 28, 2001 were principally to offset certain deferred income tax assets for operating and capital loss carryforwards. The change in the valuation allowance during fiscal 2001 did not provide a complete income statement benefit due primarily to the portion of the benefit associated with the PETsMART.com net operating loss carryforwards that eliminated the remaining goodwill associated with the Transaction.

         As of February 3, 2002, the Company had, for income tax reporting purposes, federal net operating loss carryforwards of approximately $97,812,000 which expire in varying amounts between 2019 and 2020, foreign net operating loss carryforwards of approximately $6,611,000 which expire in varying amounts between 2002 and 2008, state net operating loss carryforwards of approximately $183,723,000 which expire in varying amounts between 2002 and 2019, and capital loss carryforwards of approximately $128,280,000 to offset future capital gains, if any, which expire in 2004. No deferred tax asset has been recorded for approximately $4,519,000 of the foreign net operating loss carryforwards as it is anticipated that any benefit associated with their utilization would be offset by United States residual tax. The federal net operating loss carryforwards are subject to certain limitations on their utilization pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, and similar limitations apply to certain state net operating loss carryforwards under state tax laws.

         In June 2001, the Company increased its voting ownership in PETsMART.com to the requisite percentage for income tax reporting purposes that will allow the Company to utilize a portion of PETsMART.com’s net operating loss carryforwards. As a result, the Company reversed previously established valuation allowances of approximately $18,885,000, eliminated the remaining goodwill associated with the Transaction, and recorded a tax benefit of $10,310,000. Effective fiscal 2001, losses from PETsMART.com are included in the Company’s consolidated federal income tax return.

Note 9 — Earnings Per Share

         Basic earnings per share are computed by dividing net income or loss by the weighted average of common shares outstanding during each period. Diluted earnings per share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period after adjusting for dilutive stock options and dilutive common shares assumed to be issued on conversion of the Company’s Notes.

         A reconciliation of the basic and diluted per share computations for fiscal 2001, 2000, and 1999 is as follows (in thousands, except per share data):

	Fiscal Year Ended

	February 3, 2002			January 28, 2001			January 30, 2000

		Weighted	Per		Weighted	Per		Weighted	Per
		Average	Share	Income	Average	Share		Average	Share
	Income	Shares	Amount	(loss)	Shares	Amount	Loss	Shares	Amount

Income (loss) before extraordinary item and cumulative effect of a change in accountingprinciple	$38,853	112,006	$0.34	$(33,716)	111,351	$(0.30)	$(31,894)	114,940	$(0.28)

Extraordinary item, gain on early extinguishment of debt, net of income tax expense	714	112,006	0.01	2,812	111,351	0.02	—	—	—

Cumulative effect of a change in accounting principle, net of income tax benefit	—	—	—	—	—	—	(528)	114,940	—

Net income (loss) per common share — basic	39,567	112,006	0.35	(30,904)	111,351	(0.28)	(32,422)	114,940	(0.28)

Effect of dilutive securities:

Options	—	2,061	—	—	—	—	—	—	—

Net income (loss) per common share — diluted	$39,567	114,067	$0.35	$(30,904)	111,351	$(0.28)	$(32,422)	114,940	$(0.28)

         As of February 3, 2002, no shares of common stock had been issued upon conversion of the Notes issued in November 1997 (see Note 11). During February and March 2002, the entire balance of the Notes were retired for approximately $275,000 in cash and approximately 19,800,000 shares of common stock (see Note 16). These shares were not included in the calculation of diluted earnings per share for fiscal 2001, 2000, or 1999 due to the anti-dilutive effect they would have on earnings (loss) per share if converted.

         Due to the Company’s loss in fiscal 2000 and 1999, a calculation of diluted earnings per share is not required. In fiscal 2001, options to purchase approximately 2,616,000 shares of common stock were outstanding but not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of common shares. In fiscal 2000 and 1999, potentially dilutive securities consisted of options convertible into approximately 125,000 and 400,000 shares of common stock, respectively.

Note 10 — Employee Benefit Plan

         The Company has a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees that meet certain service requirements. The Company matches employee contributions, up to specified percentages of those contributions, as approved by the Board of Directors. During fiscal 2001, 2000, and 1999 the Company recognized expense related to matching contributions under the 401(k) Plan of $2,139,000, $1,585,000, and $1,727,000, respectively.

Note 11 — Subordinated Convertible Notes

         In November 1997, the Company sold $200,000,000 aggregate principal amount of 6 3/4% Subordinated Convertible Notes due 2004. The remaining principle outstanding as of February 3, 2002 was $173,500,000. The outstanding Notes are convertible into the Company’s common stock at any time prior to maturity at a conversion price of $8.75 per share, subject to adjustment under certain conditions. During February and March 2002, the entire outstanding balance of the Notes were retired for approximately $275,000 in cash and approximately 19,800,000 shares of common stock (see Note 16).

         During fiscal 2001, the Company repurchased and retired Notes with a face value of $7,750,000 at a discounted price of $6,382,000. In connection with the repurchase of the Notes, the related portion of the unamortized deferred financing costs of $178,000 was written off and included in the determination of the extraordinary gain on early extinguishment of debt. The Company recognized an extraordinary gain of approximately $714,000, net of related income taxes of approximately $476,000.

         During fiscal 2000, the Company repurchased and retired Notes with a face value of $18,750,000 at a discounted price of $13,630,000. As a result, the Company recognized an extraordinary gain of approximately $2,812,000, net of related income taxes of approximately $1,876,000 and the write-off of the related portion of the unamortized deferred financing costs of approximately $432,000.

Note 12 — Financing Arrangements

Bank Credit Facility

         On April 30, 2001, the Company entered into a new credit arrangement with a financial institution providing for borrowings of up to $250,000,000, including a sublimit of up to $150,000,000 for letters of credit and expiring on April 30, 2004. Borrowings and letter of credit issuances under the facility are subject to a borrowing base and bear interest, at the Company’s option, at either a bank’s prime rate plus 0.25% to 0.75% or LIBOR plus 1.75% to 2.25%, at our option. The arrangement is secured by substantially all personal property assets of the Company and its domestic subsidiaries and certain real property of the Company. This credit arrangement replaced the Company’s prior revolving credit arrangement. At February 3, 2002, there were no borrowings outstanding on this credit arrangement.

Operating and Capital Leases

         The Company leases substantially all of its stores, distribution centers, corporate offices, and certain equipment under noncancelable operating leases, expiring at various dates through 2021. The Company has the option to extend the terms of the leases for periods ranging from 5 to 20 years. Certain leases require payment of property taxes, utilities, common area maintenance, insurance, and additional rents based on a percentage of sales. No additional rent payments were required during fiscal 2001, 2000, or 1999. In addition, certain leases provide for variable rent payments based on prevailing interest rates. Total operating lease rent expense incurred, net of sublease income, during fiscal 2001, 2000 and 1999 was $195,107,000, $184,317,000, and $174,165,000, respectively.

         The Company has entered into sale and leaseback transactions for several of its store locations, which included buildings and underlying land. Such assets are sold at cost and are leased back at terms similar to those of other leased stores. The Company also leases certain fixtures and equipment, computer hardware and software under capital leases.

         At February 3, 2002, the future minimum annual rental commitments under all noncancelable leases were as follows (in thousands):

	Operating	Capital
	leases	leases

2002	$157,049	$28,095

2003	148,752	21,230

2004	175,071	19,170

2005	139,468	18,527

2006	135,614	18,648

Thereafter	931,631	248,455

Total minimum rental commitments	$1,687,585	354,125

Less: amounts representing interest		186,238

Present value of obligations		167,887

Less: current portion		11,699

Long-term obligations		$156,188

         The payment schedule above for operating leases is shown net of sublease income. Sublease income for operating and capital leases is as follows: 2002, $2,799,000; 2003, $2,601,000; 2004, $2,413,000; 2005, $2,455,000; 2006, $2,506,000, and thereafter, $16,119,000.

         The Company receives licensing fees from MMI for the space in the Company’s retail stores occupied by veterinary services, which is recorded as income from leased departments within cost of sales in the accompanying consolidated statements of operations. Licensing fees are determined by fixed costs per square foot, adjusted for the number of days the hospitals are open and sales volumes achieved. Income of approximately $6,727,000, $6,853,000 and $7,361,000 was recognized during fiscal years 2001, 2000, and 1999, respectively. Additionally, licensing fees receivable from MMI totaled $2,182,000 and $2,061,000 as of February 3, 2002, and January 28, 2001, respectively, and was included in receivables in the accompanying consolidated balance sheets.

Structured Lease Facilities

         The Company has entered into lease agreements for certain stores as part of structured lease financing. The structured lease financing facilities provided a special purpose entity, not affiliated with the Company, with the necessary financing to complete the acquisition and construction of new stores. Once construction has been completed, another special purpose entity, also not affiliated with the Company, leases the completed stores to the Company for a five-year term. After the five-year term has expired, the Company is required to payoff the balance of the financing, provide for the sale of the properties to a third party, or pay a guaranteed residual amount. During fiscal 2001, two leasing terms expired, and as a result, the Company paid the financing remaining on one distribution center and twenty-six stores, and concurrently sold these properties to a third party and entered into lease agreements with expiration dates through 2021. The Company has one outstanding special purpose entity lease remaining as of February 3, 2002 that encompasses nine stores, and included in the operating leases for 2004 is the final payment of approximately $27,922,000. The lease is supported by a letter of credit issued under our revolving credit facility, which contains certain terms with which we must comply. There are no substantive financial covenants associated with the credit facility.

         The Financial Accounting Standards Board is currently deliberating the issuance of an interpretation of Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority-Owned Subsidiaries” to provide additional guidance to assist companies in identifying and accounting for special purpose entities, including when special purpose entities should be consolidated by the investor or beneficiary. The interpretation would introduce a concept that consolidation would be required by the primary beneficiary of the activities of a special purpose entity unless the special purpose entity can meet certain substantive independent economic substance criteria. It is not possible to determine at this time what conclusions will be included in the final interpretation; however, the result could impact the accounting treatment of the remaining lease.

Note 13 — Commitments and Contingencies

         On January 16, 2001, certain former stockholders of Pet City Holdings, a U.K. corporation, including Richard Northcott, who was a PETsMART board member from December 1996 to September 1997, filed two complaints, one in federal court and one in state court, seeking damages against PETsMART and certain of its former or current officers and directors. These plaintiffs subsequently dismissed the state court complaint, prior to the issuance of any rulings on the merits, and added the claims from the state complaint to a consolidated federal complaint. The consolidated complaint relates to the 1996 acquisition of Pet City by PETsMART. Plaintiffs allege misrepresentations or omissions that misled the shareholders of Pet City concerning PETsMART’s business, financial status, and prospects. Plaintiffs also allege claims for breach of fiduciary duty and for relief under English common law. PETsMART previously filed a motion to dismiss the consolidated complaint. On September 6, 2001, the federal court granted PETsMART’s motion to dismiss without leave to amend as to plaintiffs’ claims for breach of fiduciary duty and claims for relief under English common law. The court granted in part and denied in part PETsMART’s motion to dismiss with leave to amend as to plaintiffs’ state and federal securities fraud claims. The court denied PETsMART’s motion to dismiss the state common law fraud claims. On October 19, 2001, plaintiffs filed a first amended consolidated complaint, and PETsMART moved to dismiss the amended complaint. On March 15, 2002, the federal court again granted in part and denied in part PETsMART’s motion to dismiss as to plaintiffs’ state and federal securities fraud claims. The court also denied PETsMART’s motion to dismiss the state common law fraud and breach of contract claims. On April 8, 2002, the Company filed an answer to the amended complaint denying the plaintiffs’ allegations. The Company believes that plaintiffs’ allegations are without merit and intends to vigorously defend the action. However, no assurance can be provided as to the outcome of the action and, at this time, management cannot estimate the range of possible loss, if any.

         The Company is involved in various other legal proceedings that we do not believe are material to our business. The Company has accrued certain amounts for estimated litigation costs associated with its legal proceedings.

         In December 2001, the Company recorded a net cash receipt of $17,000,000 in connection with the resolution of various issues with a vendor, and recorded the gain in general and administrative expenses.

Note 14 — Stock Incentive Plans

Employee Stock Purchase Plan

         The Company had an Employee Stock Purchase Plan (the “Plan”) that was terminated in February 2002, pursuant to the terms of the Plan after the final purchase of approximately 282,000 shares. Under the Plan, essentially all employees with six or more months of service could purchase common stock on semi-annual offering dates at 85% of the fair market value on the offering date or, if lower, at 85% of the fair market value of the shares on the exercise date. A maximum of 3,000,000 shares was authorized for purchase. A total of 394,000, 607,000, and 346,000 shares were purchased in fiscal 2001, 2000, and 1999, respectively, for aggregate proceeds of $1,322,000, $1,749,000, and $2,366,000, respectively.

Restricted Stock Bonus

         The Company maintains a Restricted Stock Bonus Plan. Under the terms of the plan, employees of the Company may be awarded shares of common stock of the Company, subject to approval by the Board of Directors. The employee is not required to make any cash payment as a condition of receiving the award. The shares of common stock awarded under this plan are subject to a reacquisition right held by the Company. In the event that the award recipient’s employment by, or service to, the Company is terminated for any reason, the Company shall simultaneously and automatically reacquire for no consideration all of the unvested shares of restricted common stock previously awarded to the recipient. The shares of restricted common stock awarded under this plan vest and are released from the Company’s reacquisition right under an accelerated schedule if the Company’s common stock price reaches certain specified targets. If the specified stock price targets are not reached, the shares nevertheless become 100% vested five years after the award date, provided that the award recipient has been in continuous service with the Company from the award date.

         In fiscal 1998, the Company awarded 286,000 shares under the plan and recorded approximately $3,003,000 as deferred compensation with an offsetting credit to additional paid-in capital. Such deferred compensation is being amortized ratably by a charge to income over the five-year term of the restricted stock awards. The attainment of the performance goals could accelerate the future recognition of compensation expense as the restrictions on the shares of common stock lapse. During fiscal 2001 and 2000, approximately 25,000 and 140,000 shares, respectively, were reacquired by the Company due to employee terminations. At February 3, 2002, approximately 121,000 shares were outstanding under the plan, none of which were vested.

Stock Options

         The Company may grant under a stock option plan (the “Plan”) either incentive stock options or supplemental stock options to purchase up to 29,701,849 shares of common stock to key employees (including officers), consultants or directors of the Company at fair market value at the date of grant. At February 3, 2002, stock options to purchase 15,255,839 shares of common stock were outstanding with exercise prices ranging from $0.72 to $28.75 per share. Options vest over a period of three to four years and expire ten years after the date of grant. As of February 3, 2002, the Plan also includes stock options to purchase 443,000 shares of common stock outstanding under the 1996 Non-Employee Directors Equity Plan with exercise prices ranging from $3.03 to $19.00 per share. Approximately 600,000 shares are authorized for issuance under the Non-Employee Directors Equity Plan.

         PETsMART applies APB 25 and related interpretations in accounting for its stock-based compensation, including its Employee Stock Purchase Plan, and has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for the Employee Stock Purchase Plan or the stock option plans. Had compensation cost for the Company’s plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS 123, the Company’s net income (loss) and earnings (loss) per share would have been reduced as indicated below (in thousands, except per share data):

	Fiscal Year

	2001	2000	1999

Income (loss) before extraordinary item and cumulative effect of a change in accounting principle — as reported	$38,853	$(33,716)	$(31,894)

Income (loss) before extraordinary item and cumulative effect of a change in accounting principle — pro forma	$32,031	$(38,100)	$(39,813)

Earnings (loss) per share diluted — as reported	$0.34	$(0.30)	$(0.28)

Earnings (loss) per share diluted — pro forma	$0.28	$(0.34)	$(0.35)

         The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in fiscal 2001, 2000, and 1999, respectively: dividend yield of 0.00% in all years; expected volatility of 54.0 to 64.0 percent, 55.0 to 65.0 percent and 52.5 to 62.5 percent, respectively; risk-free interest rates of 2.25 to 5.25 percent, 4.79 to 6.53 percent and 4.78 to 6.72 percent, respectively; and expected lives of 0.39 to 1.67 years, 0.38 to 1.71 years, and 0.38 to 1.69 years, respectively. The weighted average fair value of options granted during fiscal 2001, 2000, and 1999 was $2.06, $1.97, and $3.29, respectively.

         Activity in all of the Company’s stock option plans is as follows (in thousands):

		Weighted
		Average Exercise
	Shares	Price per Share

Outstanding, January 31, 1999	13,156	$11.45

Granted	5,579	6.52

Exercised	(222)	3.26

Canceled	(2,727)	11.59

Outstanding, January 30, 2000	15,786	9.80

Granted	3,472	3.61

Exercised	(40)	1.85

Canceled	(5,262)	10.09

Outstanding, January 28, 2001	13,956	8.09

Granted	4,244	4.03

Exercised	(847)	5.79

Canceled	(2,097)	7.97

Outstanding, February 3, 2002	15,256	$7.11

         As of February 3, 2002, January 28, 2001, and January 30, 2000, the Company had 8,456 options, 6,981 options and 7,216 options exercisable, respectively.

         The following table summarizes information about the Company’s stock options as of February 3, 2002:

			Options Outstanding			Options Exercisable

				Weighted Average	Weighted		Weighted
Range of			Number	Remaining	Average	Number	Average
Exercise Prices			Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

			(in thousands)			(in thousands)

$0.717	—	$3.000	992	7.58	$2.45	154	$2.55

$3.030	—	$3.470	3,331	9.04	$3.05	182	$3.20

$3.625	—	$5.000	2,599	7.79	$4.16	1,174	$4.07

$5.219	—	$7.188	921	7.29	$6.73	566	$6.82

$7.340	—	$7.531	1,426	7.27	$7.52	963	$7.53

$7.563	—	$8.450	1,701	7.63	$7.92	1,393	$7.82

$8.500	—	$9.938	1,457	6.30	$9.40	1,198	$9.46

$10.375	—	$12.000	1,358	5.98	$11.60	1,355	$11.61

$12.083	—	$15.375	950	4.36	$14.42	950	$14.42

$16.594	—	$24.250	474	4.89	$21.44	474	$21.44

		$28.750	47	4.66	$28.75	47	$28.75

$0.717	—	$28.750	15,256	6.91	$7.11	8,456	$9.46

Stockholder Rights Plan

         On August 4, 1997, the Company adopted a Stockholder Rights Plan under which one preferred share purchase right was distributed on August 29, 1997 for each share of common stock held on that date. No certificates for the rights will be issued unless a person or group, subject to certain exceptions, acquires 15% or more of the Company’s common stock or announces a tender offer for 15% or more of the common stock. Each right entitles the registered holder to purchase from the Company, upon such event, one one-hundredth of a share of Series A Junior Participating Preferred stock, par value $0.0001 per share, at a price of $65.00 per one one-hundredth of a preferred share. Each preferred share is designed to be the economic equivalent of 100 common shares. The rights expire August 28, 2007, and are subject to redemption at a price of $0.001 in specified circumstances.

Note 15 — Supplemental Schedule of Cash Flows

         Supplemental cash flow information for fiscal years 2001, 2000, and 1999 was as follows (in thousands):

	Fiscal Year

	2001	2000	1999

Interest paid	$24,405	$23,810	$22,929

Income taxes paid	$9,427	$3,923	$12,648

Assets acquired using capital lease obligations	$107,930	$11,690	$1,795

         During fiscal 1999, the Company consummated a transfer of assets of PVS to MMIH in exchange for an additional equity investment in MMIH (see Note 3). The assets of PVS included approximately $3,291,000 of merchandise and supplies inventory,

$5,730,000 of property and equipment, net, $13,858,000 of goodwill, net, $673,000 of deferred income taxes, and $655,000 of accrued vacation liability.

         The following is a summary of the net cash effect from the sale of the U.K. subsidiary in fiscal 1999 (see Note 6):

Working capital, other than cash	$11,408,000

Property and equipment	45,076,000

Other assets	18,953,000

Net assets of subsidiary sold in excess of proceeds	(23,605,000)

Capital lease obligations	(7,552,000)

Disposal transaction costs paid	(4,040,000)

Deferred rents and other liabilities	(2,463,000)

Net cash effect from sale of U.K. subsidiary	$37,777,000

Note 16 — Subsequent Events

         In February and March, 2002, the remaining balance of $173,500,000 of the 6 3/4% Subordinated Convertible Notes were retired for approximately $275,000 in cash and approximately 19,800,000 shares of the Company’s common stock at a conversion price of $8.75 per share.

Note 17 — Financial Information by Business Segment

         As of February 3, 2002, the Company had three reportable segments; PETsMART North America, which included all retail stores, PETsMART Direct, which included the Company’s equine catalog and Internet operations, and PETsMART.com, which included the Company’s pet catalog and Internet operations. As a result of the reorganization of the PETsMART Direct and PETsMART.com operations and the financial results of these operating segments during the thirteen-week period ended May 5, 2002, the Company has evaluated its segment reporting requirements under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” and determined that the PETsMART Direct and PETsMART.com operating segments do not meet the quantitative thresholds for disclosure as reportable operating segments. As a result, all segment disclosure information for fiscal 2001, 2000, and 1999 has been revised to reflect the current single reportable operating segment.

Note 18 — Selected Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
Fiscal Year Ended February 3, 2002	Quarter	Quarter	Quarter	Quarter

	(In thousands, except per share data)
Net sales	$582,198	$582,433	$598,615	$737,766

Gross profit	157,531	156,253	170,949	224,773

Operating income (loss)	6,038	(8,118)	14,242	57,320

Income (loss) before minority interest, extraordinary item, and cumulative effect of a change in accounting principle	446	(14,235)	9,239	48,603

Minority interest in subsidiary loss	583	720	462	531

Extraordinary item, gain on early extinguishment of debt, net of income tax expense	419	295	—	—

Net income	$1,236	$2,818	$5,817	$29,696

Earnings per common share — basic:

Net income	$0.01	$0.03	$0.05	$0.26

Earnings per common share — diluted:

Net income	$0.01	$0.02	$0.05	$0.23

Weighted average common and common equivalent shares outstanding — basic	111,511	111,657	111,890	112,346

Weighted average common and common equivalent shares outstanding — diluted	111,888	113,636	114,398	135,822

	First	Second	Third	Fourth
Fiscal Year Ended January 28, 2001	Quarter	Quarter	Quarter	Quarter

		(In thousands, except per share data)
Net sales	$533,984	$538,573	$541,316	$610,349

Gross profit	137,431	137,500	133,599	148,321

Operating income (loss)	10,944	13,329	4,318	(8,031)

Equity loss in PETsMART.com	(5,807)	(15,419)	(5,945)	(5,938)

Loss before minority interest, extraordinary item, and cumulative effect of a change in Accounting principle	(256)	(3,012)	(3,214)	(27,534)

Minority interest in subsidiary loss	—	—	—	300

Extraordinary item, gain on early extinguishment of debt, net of income tax expense	843	1,171	798	—

Net income (loss)	$587	$(1,841)	$(2,416)	$(27,234)

Earnings per common share — basic:

Net income (loss)	$0.01	$(0.02)	$(0.02)	$(0.24)

Earnings per common share — diluted:

Net income (loss)	$0.01	$(0.02)	$(0.02)	$(0.24)

Weighted average common and common equivalent shares outstanding — basic	111,402	111,124	111,273	111,405

Weighted average common and common equivalent shares outstanding — diluted	111,494	111,124	111,273	111,405

Note 19 — Goodwill Amortization

         In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill effective February 4, 2002. A reconciliation of net income (loss) before extraordinary items, net income (loss) and related per share amounts reported in the Consolidated Statements of Operations to the proforma amounts adjusted for the exclusion of goodwill amortization, net of the related tax effect, is presented below. For purposes of the calculation of the tax effect, the Company used the effective tax rate for the period. The proforma results reflecting the exclusion of goodwill amortization have been prepared only to demonstrate the impact of goodwill amortization, net of tax effect, on net income (loss) before extraordinary items, net income (loss) and related per share amounts are for comparative purposes only.

		Fiscal Year Ended

	February 3, 2002	January 28, 2001	January 30, 2000

	(in thousands except per share amounts)
Reported net income (loss) before extraordinary item and cumulative effect of a change in accounting principle	$38,853	$(33,716)	$(31,894)

Add: Goodwill amortization, net of income tax benefit	1,094	383	595

Adjusted net income (loss) before extraordinary item and cumulative effect of a change in accounting principle	39,947	(33,333)	(31,299)

Extraordinary item, gain on early extinguishment of debt, net of income tax expense	714	2,812	—

Adjusted net income (loss) before cumulative effect of a change in accounting principle	40,661	(30,521)	(31,299)

Cumulative effect of a change in accounting principle, net of income tax benefit	—	—	(528)

Adjusted net income (loss)	$40,661	$(30,521)	$(31,827)

Income (loss) per common share:

Basic:

Reported net income (loss) before extraordinary item and cumulative effect of a change in accounting principle	$0.34	$(0.30)	$(0.28)

Add: Goodwill amortization, net of income tax benefit	0.01	0.01	—

Adjusted net income (loss) before extraordinary item and cumulative effect of a change in accounting principle	0.35	(0.29)	(0.28)

Extraordinary item, gain on early extinguishment of debt, net of income tax expense	0.01	0.02	—

Adjusted net income (loss) before cumulative effect of a change in accounting principle	0.36	(0.27)	(0.28)
Cumulative effect of a change in accounting principle, net of income tax benefit	—	—	—

Adjusted net income (loss)	$0.36	$(0.27)	$(0.28)

Diluted:

Reported net income (loss) before extraordinary item and cumulative effect of a change in accounting principle	$0.34	$(0.30)	$(0.28)

Add: Goodwill amortization, net of income tax benefit	0.01	0.01	—

Adjusted net income (loss) before extraordinary item and cumulative effect of a change in accounting principle	0.35	(0.29)	(0.28)

Extraordinary item, gain on early extinguishment of debt, net of income tax expense	0.01	0.02	—

Adjusted net income (loss) before cumulative effect of a change in accounting principle	0.36	(0.27)	(0.28)

Cumulative effect of a change in accounting principle, net of income tax benefit	—	—	—

Adjusted net income (loss)	$0.36	$(0.27)	$(0.28)

SCHEDULE II

PETsMART, INC. AND SUBSIDIARIES

Valuation and Qualifying Accounts

	Balance at			Balance
	beginning	Charged to		at end
Description	of period	expense	Deductions	of period

Valuation reserve deducted in the balance sheet from the asset to which it applies:

Merchandise inventories:

Fiscal year 1999, Lower of cost or market allowance	$1,959	$1,755	$(1,198)	$2,516

Fiscal year 2000, Lower of cost or market allowance	$2,516	$6,201	$(4,428)	$4,289

Fiscal year 2001, Lower of cost or market allowance	$4,289	$3,078	$(4,366)	$3,001

APPENDIX A

PETsMART SELECTED HISTORICAL FINANCIAL DATA(1)

	Fiscal Year Ended(2)

	Feb. 3,	Jan. 28,	Jan. 30,	Jan. 31,	Feb. 1,
	2002	2001	2000	1999	1998

	(In thousands, except per share amounts and operating data)
Historical Statement of Operations Data:

Net sales	$2,501,012	$2,224,222	$2,110,316	$2,109,322	$1,790,599

Gross profit	709,506	556,851	571,732	528,120	434,186

Operating expenses	519,678	451,407	421,244	408,711	358,785

General and administrative expenses	120,346	84,884	62,681	61,094	53,608

Loss on disposal of subsidiary	—	—	45,669	—	—

Merger and business integration costs	—	—	—	(1,808)	57,364

Operating income (loss)	69,482	20,560	42,138	60,123	(35,571)

Interest income	2,007	2,769	2,862	3,092	213

Interest expense	(27,436)	(23,385)	(22,756)	(24,109)	(14,178)

Income (loss) before equity loss in PETsMART.com, income tax expense, minority interest, extraordinary item and cumulative effect of a change in accounting principle	44,053	(56)	22,244	39,106	(49,536)

Equity loss in PETsMART.com	—	(33,109)	(29,061)	—	—

Net income (loss)(3)	$39,567	$(30,904)	$(32,422)	$23,269	$(34,430)

Income (loss) per share — basic before minority interest, extraordinary item and cumulative effect of a change in accounting principle	$0.34	$(0.30)	$(0.28)	$0.20	$(0.28)

Income (loss) per share — diluted before minority interest, extraordinary item and cumulative effect of a change in accounting principle	$0.34	$(0.30)	$(0.28)	$0.20	$(0.28)

Net income (loss) per share — basic	$0.35	$(0.28)	$(0.28)	$0.20	$(0.30)

Net income (loss) per share — diluted	$0.35	$(0.28)	$(0.28)	$0.20	$(0.30)

Weighted average number of common shares outstanding — basic	112,006	111,351	114,940	116,281	114,920

Weighted average number of common and common equivalent shares outstanding — diluted	114,067	111,351	114,940	117,085	114,920

Selected Operating Data:(8)

Stores open at end of period	560	533	484	534	468

Average square footage(4)	13,482,074	13,234,699	12,075,561	11,417,473	9,550,533

Net sales per square foot(5)	$177.28	$160.80	$163.16	$174.94	$176.97

Net sales growth	12.4%	5.4%	0.0%	17.8%	19.3%

Increase in comparable store sales(6)	6.5%	1.4%	4.6%	6.3%	4.6%

Selected Balance Sheet Data:(8)

Merchandise inventories	$272,572	$322,462	$377,298	$336,058	$317,547

Working capital	$200,642	$195,050	$280,311	$296,307	$297,441

Total assets	$961,103	$782,147	$835,390	$931,999	$839,687

Total debt(7)	$341,387	$253,936	$276,544	$296,205	$278,761

Total stockholders’ equity	$325,806	$280,579	$314,424	$364,818	$334,694

Current ratio	1.73	1.83	2.18	2.10	2.36

Long-term debt-to-equity	101%	87%	84%	77%	80%

Total debt-to-capital	51%	48%	47%	45%	45%

(1)	Reflects the historical financial data of PETsMART after restatement (unless otherwise noted) for: the acquisition of State Line Tack in January 1996, and Pet City Holdings plc in December 1996, both of which were accounted for under the pooling of interests method; and the 2-for-1 stock split effected in the form of a stock dividend paid July 19, 1996 to holders of PETsMART Common Stock of record on July 8, 1996. Fiscal 1996 includes the results of operations of Pet City for the 53 weeks ended February 2, 1997.

(2)	Fiscal 2001 and 1996 consisted of 53 weeks; all other years reported consisted of 52 weeks.

(3)	Includes a $2,629,000 charge in fiscal 1997, and a $528,000 charge in fiscal 1999 for the cumulative effect of a change in accounting principle, net of income tax benefit. Fiscal year 2000 includes an allocation of losses for minority interest in PETsMART.com of $300,000 and a $2,812,000 extraordinary gain on early extinguishment of debt, net of income tax expense. Fiscal year 2001 includes an allocation of losses for minority interest in PETsMART.com of $2,296,000 and a $714,000 extraordinary gain on early extinguishment of debt, net of income tax expense.

(4)	Average square footage is the mathematical average of square footage at the beginning of the year and square footage at the end of the year, and includes the square footage used by the veterinary hospitals.

(5)	Net sales per square foot are calculated by dividing net sales, excluding sales of PETsMART Direct and PETsMART.com, by average square footage.

(6)	North American retail stores only, excludes U.K., PETsMART Direct and PETsMART.com sales in all periods, and includes only stores open at least 52 weeks. Fiscal 2001 and 1996 data has been adjusted to reflect the first 52 weeks of the 53-week fiscal year.

(7)	Includes capital lease obligations.

(8)	U.K. subsidiary was sold during fiscal 1999, and is excluded entirely from the related 1999 selected operating and balance sheet data presented except for stockholders’ equity data. Data for fiscal years 1996 through 1998 include the U.K. subsidiary.

EXHIBITS

Exhibit
Number	Description of Document

10.10	Third Amendment to Credit Agreement among PETsMART, Inc., certain lenders, and Administrative Lender, dated as of June 20, 2002.
23.1	Consent of Deloitte & Touche LLP, Independent Auditors.
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.